Ex. 99-B.8.80

AMERICAN FUNDS DISTRIBUTORS, INC.

SELLING GROUP AGREEMENT
WITH

AETNA INVESTMENT SERVICES, INC.

Gentlemen:

We have entered into principal underwriting agreements with each of the Funds in The American Funds Group (hereafter called the "Companies") under which we are appointed exclusive agent for the respective Companies for the sale of their shares. You have indicated that you wish to act as agent for your customers in connection with the purchase, sale and redemption of shares of such Companies as are qualified for sale in your state. We agree to honor your request, subject to the terms set forth below.

1. In placing orders for the purchase and sale of shares of the Companies, you will be acting as agent for your customers. We shall execute transactions for each of your customers only upon your authorization, at the regular public price currently determined by the respective Companies in the manner described in their offering Prospectuses. This Agreement on your part runs to us and to the respective Companies and is for the benefit of and enforceable by each. The offering Prospectuses and this Agreement set forth the terms applicable to purchases of shares of the Companies through you and all other representations or documents are subordinate.

2. You will make shares of the Companies available only to retirement plans of entities that have retirement plan assets of at least $50 million. On each order for shares of Companies listed in Category 1 on the attached Schedule A for which you are responsible and that is accepted by us, you will be paid compensation of 0.25%. No compensation is paid on any other sales of shares at net asset value except as described in the Prospectus.

3. On sales of shares of Companies listed in Category 2 on the attached Schedule A no compensation will be paid.

4. We are also authorized to pay you continuing service fees with respect to the shares of all the Companies to promote selling efforts and to compensate you for providing certain services for your clients such as processing purchase and redemption transactions, establishing shareholder accounts and providing certain information and assistance with respect to the Companies, provided you meet certain service-related criteria and have executed a "Supplemental Selling Group Agreement."

5. Any order by you for the purchase of shares of the respective Companies through us shall shall be governed by the terms of the Service Agreement between you or your affiliate and American Funds Service Company.

6. You are not to withhold placing with us orders received from any customers for the purchase of shares so as to profit yourself as a result of such withholding. You shall not purchase shares through us except for the purpose of covering purchase orders already received by you, or for your bona fide investment.

7. If any share on which the shareholder paid a sales charge is repurchased by any of the respective Companies or is tendered thereto for redemption within seven business days after confirmation by us of the original purchase order from you for such security you shall forthwith refund to us the compensation paid to you on the original sale.

8. You shall not, if acting as principal, purchase any share of any of the respective Companies from a record holder at a price lower than the net asset value next determined by or for the respective Companies' shares. You shall, however, be permitted to sell any shares for the account of a shareholder of the respective Companies at the net asset value currently quoted by or for the respective Companies' shares, and may charge a fair service fee for handling the transaction provided you disclose the fee to the record owner.

9. We shall furnish you without charge, by shipping to the central location you designate, reasonable quantities of offering Prospectuses, with any supplements currently in effect, and copies of current shareholder reports of the respective Companies, and sales materials issued by us from time to time. In the purchase of shares through us, you are entitled to rely only on the information contained in the offering Prospectus(es). You may not publish any advertisement or distribute sales literature or other written material to the public which makes reference to us or any of the Companies (except material which we furnished to you) without our prior written approval. We will notify you within 5 business days of our receipt of such materials of our approval or disapproval of such materials.

10. This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of shares made in offering Prospectuses of the respective Companies, and to the Rules of Fair Practice of the National Association of Securities Dealers, Inc., which shall control and override any provision to the contrary in this Agreement.

11. You shall make available shares of the respective Companies only through us. In no transaction (whether of purchase or sale) shall you have any authority to act as agent for, partner of, or participant in a joint venture with us or with the respective Companies or any other entity having either a Selling Group Agreement or other Agreement with us.

12. We act solely as agent for the Companies, and are not responsible for qualifying the Companies or their shares for sale in any jurisdiction. Upon written request we will provide you with a list of the jurisdictions in which the respective Companies or their shares are qualified for sale. We also are not responsible for the issuance, form, validity, enforceability or value of shares of the Companies.

13. You represent that you are (a) a properly registered or licensed broker or dealer under applicable federal and state securities laws and regulations and a member in good standing of the National Association of Securities Dealers, Inc., or (b) a "bank" as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (or other financial institution) and not otherwise required to register as a broker or dealer under such Act or any state laws. You agree to notify us immediately in writing if this representation ceases to be true. You also agree that, if you are a bank or other financial institution as set forth above, you will comply with the rules of the NASD including, in particular, Sections 2 and 26 of Article III thereof, to the extent applicable, that you will maintain adequate records with respect to your customers and their transactions, and that such transactions will be without recourse against you by your customers. We recognize that, in addition to applicable provisions of state and federal securities laws, you may be subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities by federal and state chartered and supervised financial institutions and their affiliated organizations. Because you will be the only entity having a direct relationship with the customer in connection with securities purchases hereunder, you will be responsible in that relationship for insuring compliance with all laws and regulations, including those of all applicable federal and state regulatory authorities and bodies having jurisdiction over you or your customers to the extent applicable to securities purchases hereunder.

14. Either of us may cancel this Agreement at any time by 60 days’ written notice to the other. Notwithstanding the foregoing, if the Companies notify us of their intention to terminate the Principal Underwriting Agreements between us and the Companies, we may terminate this Agreement upon 45 days’ written notice to you. If this Agreement is terminated by us, plans that are then invested in the Companies may continue to purchase shares, provided that (a) the Principal Underwriting Agreements between us and the Companies have not been terminated, and (b) you shall not receive any compensation under this Agreement in connection with Plan purchases of shares.

15. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

Execute this Agreement in duplicate and return one of the duplicate originals to us for our file. This Agreement (i) may be amended by notification from us and orders received following such notification shall be deemed to be an acceptance of any such amendment and (ii) shall be construed in accordance with the laws of the State of California.

Accepted:	Very truly yours,

AETNA INVESTMENT SERVICES, INC.	AMERICAN FUNDS DISTRIBUTORS, INC.

By /s/ Laurie M. LeBlanc	By /s/ K. G. Clifford
Laurie M. LeBlanc
Pursuant to delegation of authority dated 8/12/98

Address: 151 Farmington Avenue
Hartford, CT 06156

Date: June 30, 2000

                                                                                   SCHEDULE A

May 3, 1999
(supersedes Schedule A dated
September 26, 1994)

Category 1	Category 2

AMCAP Fund	The Cash Management Trust of America
American Balanced Fund	The U.S. Treasury Money Fund of America

American Mutual Fund

American High-Income Trust

Bond Fund of America

Capital Income Builder

Capital World Bond Fund

Capital World Growth and Income Fund

EuroPacific Growth Fund
Fundamental Investors
Growth Fund of America
Income Fund of America
Intermediate Bond Fund of America

Investment Company of America

New Economy Fund

New Perspective Fund

New World Fund

SMALLCAP World Fund

U.S. Government Securities Fund

Washington Mutual Investors Fund